EXHIBIT 16.1

Letter of Rotenberg Meril Solomon Bertiger & Guttilla, PC.

Change In Certifying Accountant

December 22, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Secured Digital Applications, Inc. – Commission File Number 0-25658

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 19, 2008 of Secured Digital Applications, Inc (Secured Digital) and are in agreement with the statements contained in paragraphs one, two, three and five therein, except that we would like to clarify that we did not review the interim financial statements of Secured Digital for the quarter ended September 30, 2008.  Secured Digital filed those statements with officer certifications without our review or consent with the Securities and Exchange Commission prior to our dismissal as their auditors.

 In addition, we have no basis to agree or disagree with other statements of the registrant contained in paragraph four of Item 4.01 of the above-referenced filing.

/s/  Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Park 80 West, Plaza One
Saddle Brook, NJ 07663